Exhibit 10.4
GUARANTEE FOR LAURIE ALLEN
     This agreement is made and entered into by and between ARIAD Gene Therapeutics, Inc. a Delaware corporation (the “Company”) and Laurie A. Allen, Esq. (“Allen”) as of September 11, 2008.
     The Company’s parent ARIAD Pharmaceuticals, Inc., a Delaware corporation (the “Parent”), and Allen have entered into an employment agreement dated as of March 4, 2002, as amended (the “Employment Agreement”).
     The Parent, in its capacity as the controlling stockholder of the Company, has at the direction of the Merger Committee of the Parent’s Board of Directors executed and delivered a written consent, dated September 11, 2008, authorizing Allen to execute this agreement on behalf of the Company.
     NOW, THEREFORE, in consideration of Allen’s valuable services to the Company and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company wishes to provide Allen with certain assurances, as follows:
1. The Company hereby undertakes the obligation to perform, in accordance with the terms of the Employment Agreement, all of the Parent’s obligations to Allen except insofar as the Parent acts in compliance with the same.
2. The Company further guarantees Allen the following:
     (i) During her employment by the Parent, Allen shall receive a base salary at a rate not less than the current rate Allen receives, and such rate shall be increased annually by the average percentage increase in the base salaries for all executive officers of the Parent;
     (ii) During her employment by the Parent, Allen shall receive an annual bonus of not less then 30% of her base salary, at the rate in effect at the time of the bonus determination;
     (iii) During her employment by the Parent, Allen shall have health and dental insurance coverage no less favorable to her than the group health and dental coverage to which she is entitled as a senior executive of the Parent as of the date hereof, and Allen shall be entitled to any improved group health and dental coverage which Parent makes available to any of its senior executives;
     (iv) Following the termination of Allen’s employment without Cause (as defined in the Employment Agreement), Allen shall continue to receive, at the Company’s expense, health and dental coverage no less favorable to her than the health and dental coverage to which she is entitled as a senior executive of the Parent as of the date hereof, for the two year period following the termination of her employment;
     (v) If, at any time and from time to time, Allen commences litigation against the Parent or the Company to enforce any of her rights under the Employment Agreement or any other agreement with either the Parent or the Company, the Company will, upon Allen’s request, pay from time to time as incurred her actual attorneys’ fees and other legal expenses in connection with any such litigation without regard to the eventual outcome of any such litigation; and
     (vi) Following the termination of Allen’s employment, Allen shall receive an amount equal to two times the Black-Scholes equivalent of any forfeited unvested options determined at the time of Allen’s termination of employment.
     IN WITNESS WHEREOF, the parties have executed this Guarantee as of the date first written above.

EMPLOYEE	ARIAD Gene Therapeutics, Inc.

/s/ Laurie A. Allen	/s/ Laurie A. Allen

Laurie A. Allen, Esq.	Laurie A. Allen, Esq. Director

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